Registration No.333-

As filed with the Securities and Exchange Commission on April 22, 2019

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brainsway Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

19 Hartum Street
Bynet Building, 3rd Floor
Har HaHotzvim
Jerusalem, 9777518, Israel
(+972-2) 582-4030

(Address of Principal Executive Offices) (Zip Code)

Brainsway Ltd. 2014 Share Incentive Plan

(Full title of the plan)

Brainsway USA, Inc.
3 University Plaza Drive,
Hackensack, New Jersey, 07601, USA
(Name and address of agent for service)

+1 (844) 386-7001
(Telephone number, including area code, of agent for service)

Copies to:

Cheryl V. Reicin, Esq. Andrew J. Beck, Esq. Christopher R. Bornhorst, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, New York, 10036, USA	Perry Wildes, Adv. Oded Bejarano, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. One Azrieli Center Tel Aviv 67021, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value NIS 0.04 per share(6)	1,337,841	(2)	$5.50	(3)	$7,358,125.50	$891.80
Ordinary shares, par value NIS 0.04 per share(6)	2,288,359	(4)	$6.94	(5)	$15,881,211.46	$1,924.80
Total	3,626,200				$23,239,336.96	$2,816.61

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares that become issuable under the Brainsway Ltd. 2014 Share Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, or other similar transaction.

(2)          Represents the number of additional ordinary shares reserved for future issuance under the Plan.

(3)          Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the initial public offering price of the Registrant’s ADSs (as defined below) on April 16, 2019.

(4)          Represents ordinary shares issuable upon exercise of outstanding options with fixed exercise prices under the Plan.

(5)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based on the weighted average price at which such options may be exercised, based on the NIS/USD exchange rate as of December 31, 2018.

(6)          American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares, par value NIS 0.04 per share, of Brainsway Ltd., are registered under a separate registration statement on Form F-6 (File No. 333-229481). One ADS equals 2 ordinary shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.              PLAN INFORMATION.*

ITEM 2.              REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Brainsway Ltd., a company organized under the laws of Israel (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

(a)         the Company’s prospectus dated on April 16, 2019 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the registration statement on Form F-1 (File No. 333-229233), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)         the description of the Company’s ordinary shares, par value NIS 0.04 per share, and American Depositary Shares (“ADSs”), included in the registration statement on Form 8-A filed on April 11, 2019 (File No. 00-35165) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents or reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and to the extent designated therein, certain reports on Form 6-K, furnished by the Company, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                    DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.                    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The Company may not exculpate in advance a director from liability arising due to the breach of his or her duty or care in the event of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•                  a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•                  reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•                  a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•                  expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

•                  reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent.

•                  any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Israeli Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•                  a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•                  a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•                  a monetary liability imposed on the office holder in favor of a third party;

•                  a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•                  expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•                  a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•                  a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•                  an act or omission committed with intent to derive illegal personal benefit; or

•                  a fine, civil fine, financial sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have provided an undertaking to our directors and senior management to exculpate to the fullest extent permitted by law and to indemnify them for certain liabilities, subject to limited exceptions, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our directors and senior management based on such indemnification undertaking (as may be increased from time to time by shareholders’ approval) is the greater of (1) 25% of our shareholders’ equity pursuant to our most recent audited financial statements at the time the indemnification is actually paid, and (2) $20 million. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

ITEM 7.                    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.                    EXHIBITS.

See Exhibit Index following the signature page.

ITEM 9.                    UNDERTAKINGS

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Articles of Association of the Registrant †

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.

23.1	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. (included in Exhibit 5.1).

23.2	Consent of Kost Forer Gabbay & Kasierer, Member Firm of Ernst & Young Global

24.1	Power of Attorney (included on signature page).

99.1**	Brainsway Ltd. 2014 Share Incentive Plan

* Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on January 14, 2019.

** Incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on January 14, 2019.

† Informal English translation of the original Hebrew document

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel, on the 22nd day of April, 2019.

Brainsway Ltd.

By:	/s/ Yaacov Michlin
Yaacov Michlin
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Yaacov Michlin, Hadar Levy and Menachem Klein, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on form S-8 filed herewith, and any and all amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 22nd day of April, 2019:

Signatures	Title

/s/ Yaacov Michlin	Chief Executive Officer (principal executive officer)
Yaacov Michlin

/s/ Hadar Levy	Chief Financial Officer (principal financial officer and principal accounting officer)
Hadar Levy

/s/ David Zacut	Chairman of the Board
David Zacut

/s/ Avner Hagai	Vice Chairman of the Board
Avner Hagai

/s/ Daniel Azriel	Director
Daniel Azriel

/s/ Gavriel Magen	Director
Gavriel Magen

/s/ Eti Mitrany	Director
Eti Mitrany

/s/ Karen Sarid	Director
Karen Sarid

/s/ Yossi Ben Shalom	Director
Yossi Ben Shalom

/s/ Einat Tsafrir	Director
Einat Tsafrir

/s/ Orly Uri	Director
Orly Uri

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the Registrant’s duly authorized representative has signed this Registration Statement on this 22nd day of April, 2019:

Brainsway USA, Inc.

By:	/s/ David Zacut
David Zacut
Director